Exhibit 99.1

CYS Investments, Inc. Announces First Quarter 2013 Financial Results

For Immediate Release
NEW YORK, NY – April 17, 2013– CYS Investments, Inc. (NYSE: CYS) (“CYS” or the “Company”) today announced financial results for the quarter ended March 31, 2013.

First Quarter 2013 Highlights

•	GAAP net loss available to common shares of $17.7 million, or $0.10 per diluted common share.

•	Core Earnings plus Drop Income of $56.4 million, or $0.32 per diluted common share ($0.17 Core Earnings and $0.15 Drop Income).

•	Net realized gain from investments of $46.7 million.

•	Operating expenses of 0.94% of average net assets.

•	March 31, 2013 net asset value per common share of $12.87 per share after declaring a $0.32 dividend per common share on March 8, 2013.

•	Interest rate spread net of hedge including drop income of 1.16%.

•	Weighted average amortized cost of Agency RMBS of $104.53.

First Quarter 2013 Results
The Company had net loss available to common shares of $17.7 million during the first quarter of 2013, or $0.10 per diluted common share, compared to net loss of $41.4 million, or $0.24 per diluted common share, in the fourth quarter of 2012. During the first quarter of 2013, the Company had Core Earnings plus Drop Income of $56.4 million, or $0.32 per diluted common share (Core Earnings of $29.1 million, or $0.17 per diluted common share, and Drop Income of $27.3 million, or $0.15 per diluted common share), compared to $67.8 million, or $0.39 per diluted common share (Core Earnings of $37.6 million, or $0.21 per diluted common share, and Drop Income of $30.1 million, or $0.18 per diluted common share), in the fourth quarter of 2012.

The Company’s interest rate spread net of hedge including drop income was 1.16% for the first quarter of 2013 compared to 1.31% for the fourth quarter of 2012. The primary driver of this decrease has been the U.S. Federal Reserve's quantitative easing program to purchase Agency RMBS.

The Company had a net realized gain on investments of $46.7 million for the first quarter of 2013 compared to $110.5 million for the fourth quarter of 2012.

The Company’s net asset value per common share on March 31, 2013 was $12.87, after declaring a $0.32 dividend per common share on March 8, 2013, compared with $13.31 at December 31, 2012. The decrease was primarily the result of lower asset values due to a steepening yield curve which occurred after the February jobs report was released. The yield curve has subsequently flattened again after the disappointing March jobs report with asset values recovering in April.

The Company’s operating expenses were $5.6 million, or 0.94% of average net assets, for the first quarter of 2013, compared to $4.8 million, or 0.76% of average net assets, for the fourth quarter of 2012. During the fourth quarter of 2012 the Company had lower operating expenses, primarily due to an adjustment to the incentive compensation accrual as the Company finalized its 2012 performance metrics.

(dollars in thousands)	Three Months Ended
Key Balance Sheet Metrics	March 31, 2013	December 31, 2012
Average settled Agency RMBS (1)	$16,066,672	$16,036,574
Average total Agency RMBS (2)	$20,200,479	$21,135,234
Average repurchase agreements (3)	$14,107,740	$13,886,303
Average Agency RMBS liabilities (4)	$18,241,547	$18,984,963
Average net assets (5)	$2,357,333	$2,516,860
Average common shares outstanding (6)	174,864	174,938
Leverage ratio (at period end) (7)	7.8:1	7.7:1

Key Performance Metrics*
Average yield on settled Agency RMBS (8)	1.80%	1.97%
Average yield on total Agency RMBS including drop income (9)	1.97%	2.06%
Average cost of funds and hedge (10)	1.05%	1.03%
Adjusted average cost of funds and hedge (11)	0.81%	0.75%
Interest rate spread net of hedge (12)	0.75%	0.94%
Interest rate spread net of hedge including drop income (13)	1.16%	1.31%
Operating expense ratio (14)	0.94%	0.76%
__________

(1)	The average settled Agency RMBS is calculated by averaging the month end cost basis of settled Agency RMBS during the period.

(2)	The average total Agency RMBS is calculated by averaging the month end cost basis of Agency RMBS during the period.

(3)	The average repurchase agreements are calculated by averaging the month end repurchase agreements balance during the period.

(4)	The average Agency RMBS liabilities are calculated by averaging the month end repurchase agreements balance plus average unsettled Agency RMBS during the period.

(5)	The average net assets are calculated by averaging the month end net assets during the period.

(6)	The average common shares outstanding are calculated by averaging the daily common shares outstanding during the period.

(7)	The leverage ratio is calculated by dividing (i) the Company's repurchase agreements balance plus payable for securities purchased minus receivable for securities sold by (ii) net assets.

(8)	The average yield on settled Agency RMBS for the period is calculated by dividing interest income from Agency RMBS by average settled Agency RMBS.

(9)	The average yield on total Agency RMBS including drop income for the period is calculated by dividing interest income from Agency RMBS plus drop income by average total Agency RMBS.

(10)	The average cost of funds and hedge for the period is calculated by dividing total interest expense, including net swap and cap interest income (expense), by average repurchase agreements.

(11)	The adjusted average cost of funds and hedge for the period is calculated by dividing total interest expense, including net swap and cap interest income (expense), by average Agency RMBS liabilities.

(12)	The interest rate spread net of hedge for the period is calculated by subtracting average cost of funds and hedge from average yield on Agency RMBS.

(13)
The interest rate spread net of hedge including drop income for the period is calculated by subtracting adjusted average cost of funds and hedge from average total yield on Agency RMBS including drop income.

(14)	The operating expense ratio for the period is calculated by dividing operating expenses by average net assets.

*	All percentages are annualized.

Share Repurchase Program
In November 2012, the Company's board of directors authorized the repurchase of shares common stock having an aggregate value of up to $250 million. For the first quarter of 2013, the Company repurchased 640,791 shares with a weighted average purchase price of $11.81 or approximately $7.6 million in the aggregate. These purchases were accretive to the Company's net asset value. The Company did not make any repurchases during the fourth quarter of 2012.

Prepayments
The portfolio recorded $942.7 million in scheduled and unscheduled principal repayments and prepayments, which equated to a constant prepayment rate (“CPR”) of approximately 17.5% and net amortization of premium of $45.8 million for the first quarter of 2013. This compared to $949.6 million in scheduled and unscheduled principal repayments and prepayments, which equated to a CPR of approximately 17.6% and net amortization of premium of $42.6 million for the fourth quarter of 2012.

The CPR of the Company’s Agency RMBS portfolio was approximately 12.1% for the month of April 2013.

Dividend
The Company declared a common dividend of $0.32 per share with respect to the first quarter of 2013, compared to $0.40 for the fourth quarter of 2012. Using the closing share price of $11.74 on March 28, 2013, the first quarter dividend equates to an annualized dividend yield of 10.9%.

Portfolio
At March 31, 2013, the Company’s $20.1 billion portfolio of Agency RMBS was backed by fixed-rate mortgages and hybrid adjustable-rate mortgages (“Hybrid ARMs”) with 0 to 120 months to reset. The Agency RMBS portfolio is made up of 0.2% 2009 production; 2.9% 2010 production; 10.2% 2011 production; 50.8% 2012 production; and 35.9% 2013 production. Additional information about our Agency RMBS portfolio at March 31, 2013 is summarized below:

	Par Value	Fair Value	Weighted Average
Asset Type	(in thousands)		Cost/Par	Fair Value/Par	Yield(1)	Coupon	CPR(2)
15 Year Fixed Rate	$8,774,166	$9,228,421	$104.38	$105.18	1.86%	2.98%	14.9%
20 Year Fixed Rate	1,059,923	1,112,782	104.94	104.99	2.09%	3.16%	5.7%
30 Year Fixed Rate	5,957,689	6,283,218	105.14	105.46	2.48%	3.53%	8.8%
Hybrid ARMs (3)	3,282,679	3,438,118	103.70	104.74	1.72%	2.64%	15.4%
Total/Weighted Average	$19,074,457	$20,062,539	$104.53	$105.18	2.04%	3.11%	13.4%
__________
(1) This is a forward yield and is calculated based on the cost basis of the security at March 31, 2013.
(2) CPR is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the constant prepayment rate is an annualized version of the prior three month prepayment rate for those bonds held at March 31, 2013. Securities with no prepayment history are excluded from this calculation.
(3) The weighted average months to reset of our Hybrid ARM portfolio was 74.5 at March 31, 2013. Months to reset is the number of months remaining before the fixed rate on a Hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the ARM. After the fixed period, 100% of the hybrid ARMs in the portfolio reset annually.

Financing, Leverage & Liquidity
At March 31, 2013, the Company had financed its portfolio with approximately $13.8 billion of borrowings under repurchase agreements with a weighted average interest rate of 0.41% and a weighted average maturity of approximately 31.7 days. In addition, the Company had payable for securities purchased of $4.7 billion. The Company’s leverage ratio at March 31, 2013 was 7.8 to 1. At March 31, 2013, the Company’s liquidity position was approximately $1.5 billion, consisting of unpledged Agency RMBS, U.S. Treasury securities and cash and cash equivalents. Below is a list of outstanding borrowings under repurchase agreements at March 31, 2013 (dollars in thousands):

Counterparty	Total Outstanding Borrowings	% of Total	% of Net Assets At Risk (1)	Weighted Average Maturity in Days
Bank of America Securities LLC	$1,031,076	7.5%	2.4%	24
Bank of Nova Scotia	653,583	4.7	0.9	13
Barclays Capital, Inc.	842,450	6.1	1.9	28
BNP Paribas Securities Corp	657,757	4.8	1.5	17
Cantor Fitzgerald & Co.	59,850	0.4	0.0	12
Citigroup Global Markets, Inc.	489,795	3.6	1.2	22
Credit Suisse Securities (USA) LLC	640,302	4.7	1.5	11
Daiwa Securities America, Inc.	306,525	2.2	0.7	51
Deutsche Bank Securities, Inc.	400,043	2.9	1.1	76
Goldman Sachs & Co.	1,036,840	7.5	2.6	44
Guggenheim Liquidity Services, LLC	282,817	2.1	0.7	23
Industrial and Commercial Bank of China Financial Services LLC	817,964	5.9	1.8	21
ING Financial Markets LLC	684,753	5.0	1.7	18
Jefferies & Company, Inc.	116,918	0.8	0.3	54
KGS Alpha Capital Markets	136,593	1.0	0.4	23
LBBW Securities LLC	141,504	1.0	0.4	26
Mitsubishi UFJ Securities (USA), Inc.	598,597	4.4	1.5	27
Mizuho Securities USA, Inc.	523,704	3.8	1.2	37
Morgan Stanley & Co. Inc.	740,673	5.4	1.7	34
Nomura Securities International, Inc.	576,221	4.2	1.3	54
RBC Capital Markets, LLC	824,311	6.0	2.1	71
South Street Securities LLC	375,922	2.7	1.0	40
The Royal Bank of Scotland PLC	186,528	1.4	0.5	11
UBS Securities LLC	738,863	5.4	1.8	41
Wells Fargo Securities, LLC	896,886	6.5	1.4	13
	$13,760,475	100.0%	31.6%
___

(1)	Equal to the fair value of pledged securities plus accrued interest income, minus the sum of repurchase agreement liabilities and accrued interest expense divided by net assets.

Hedging
The Company utilizes interest rate swap and cap contracts to hedge the interest rate risk associated with its Agency RMBS portfolio. As of March 31, 2013, the Company had entered into 24 interest rate swap contracts with an aggregate notional amount of $9.0 billion, a weighted average fixed rate of 1.2255%, and a weighted average expiration of 2.83 years. At March 31, 2013, the Company had entered into 11 interest rate cap contracts with a notional amount of $4.1 billion, a weighted average cap rate of 1.4975%, and a weighted average expiration of 6.17 years. These interest rate swap and cap contracts are described below (dollars in thousands):

Interest Rate Swaps	Weighted Average	Notional	Fair
Expiration Year	Fixed Pay Rate	Amount	Value
2013	1.33%	$2,400,000	$(13,540)
2014	1.41%	1,290,000	(18,503)
2015	2.15%	500,000	(16,294)
2016	1.71%	550,000	(20,140)
2017	0.91%	2,750,000	(8,941)
2018	1.00%	1,500,000	(4,819)
Total	1.23%	$8,990,000	$(82,237)

Interest Rate Caps	Weighted Average	Notional	Fair
Expiration Year	Cap Rate	Amount	Value
2014	2.07%	$200,000	$39
2015	1.40%	500,000	724
2019	1.56%	1,700,000	55,638
2020	1.25%	1,200,000	61,638
2022	1.75%	500,000	41,161
Total	1.50%	$4,100,000	$159,200

Drop Income

Drop Income is a component of our net gain (loss) from investments on our statement of operations and therefore excluded from Core Earnings. The Company utilizes forward settling transactions for the majority of its purchases. This strategy enables the Company to purchase assets with specified features we consider attractive, such as loan size or geography. In this manner, the Company's investment team is able to more effectively manage prepayment risk, among other potential exposures.

Drop income is the difference between the price of settling a transaction at the time the forward transaction is put in place and the price of settling a transaction forward. This difference is also the economic equivalent of the assumed net interest margin (yield minus financing costs) of the bond from trade date to settlement date.

Since September 2012, the U.S. Federal reserve, under its quantitative easing program, has purchased approximately $459 billion of Agency RMBS, creating a shortage of physical securities. This shortage of supply creates higher prices for current month Agency RMBS. Higher current month prices relative to forward month prices will increase the drop income or net interest margin available. For example, as of April 11, 2013, this shortage has increased the net interest margin by approximately 119 basis points (annualized) on Agency RMBS backed by 30 year Fannie Mae 3.0% mortgages.

Quantitative Easing Tapering

In the U.S. Federal Reserve's Open Market Committee ("the Committee") minutes released on April 10, 2013, all but a few participants thought that, given the current economic outlook, it would be appropriate for the Committee to continue purchasing Agency RMBS and longer-term Treasury securities at about the current pace at least through midyear 2013. A number of these participants anticipated that the pace would be tapered down around midyear 2013. A few others thought that it would be appropriate for the Committee to purchase securities at the current pace through the third quarter of 2013 before beginning to adjust the pace and a few saw the current rate of purchases continuing at least through the end of 2013, with two participants specifying that some purchases would likely extend into 2014. When tapering gets priced into the market, the long end of the yield curve will likely steepen, creating a more favorable reinvesting environment for the Company.

Conference Call
The Company will host a conference call at 9:00 AM Eastern Time on Thursday, April 18, 2013, to discuss its financial results for the quarter ended March 31, 2013. To participate in the call by telephone, please dial 888.895.5479 at least 10 minutes prior to the start time and reference the conference passcode 34628876. International callers should dial 847.619.6250 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed at the Company’s web site at http://www.cysinv.com.  To listen to the live webcast, please visit http://www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software.
A dial-in replay will be available on Thursday, April 18, 2013, at approximately 12:00 PM Eastern Time through Thursday, May 2, 2013, at approximately 11:00 AM Eastern Time. To access this replay, please dial 888.843.7419 and enter the conference ID number 34628876#. International callers should dial 630.652.3042 and enter the same conference ID number.  A replay of the conference call will also be archived on the Company’s website at http://www.cysinv.com.

About CYS Investments, Inc.
CYS Investments, Inc. is a specialty finance company that primarily invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. CYS Investments, Inc. has elected to be taxed as a real estate investment trust for federal income tax purposes.

Forward-Looking Statements Disclaimer
This Current Report on Form 8-K contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those relating to the forward yield. Forward-looking statements typically are identified by use of the terms such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of the Company's future performance, taking into account all information currently available to the Company. The Company cannot assure you that actual results will not vary from the expectations contained in the forward-looking statements. All of the forward-looking statements are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation, market conditions and those described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which has been filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYS INVESTMENTS, INC.
STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

(In thousands, except per share numbers)	March 31, 2013	December 31, 2012*
ASSETS:
Investments in securities, at fair value (including pledged assets of $14,587,741 and $14,831,648, respectively)	$20,301,944	$20,861,718
Derivative assets, at fair value	135,427	124,169
Cash and cash equivalents	13,463	13,882
Receivable for securities sold and principal repayments	414,936	10,343
Interest receivable	44,817	46,558
Other assets	542	826
Total assets	20,911,129	21,057,496

LIABILITIES:
Repurchase agreements	13,760,475	13,981,307
Derivative liabilities, at fair value	58,464	98,575
Payable for securities purchased	4,657,501	4,515,501
Payable for cash received as collateral	32,471	28,910
Distribution payable	57,115	1,243
Accrued interest payable (including accrued interest on repurchase agreements of $4,164 and $11,717, respectively)	21,584	28,863
Accrued expenses and other liabilities	1,443	435
Total liabilities	18,589,053	18,654,834
NET ASSETS	$2,322,076	$2,402,662
Net assets consist of:
Series A Cumulative Redeemable Preferred Stock, $0.01 par value, 50,000 shares authorized (3,000 shares issued and outstanding, liquidation preference of $25.00 per share or $75,000 in aggregate)	$72,369	$72,369
Common Stock, $0.01 par value, 500,000 shares authorized (174,600 and 174,924 shares issued and outstanding, respectively)	1,746	1,749
Additional paid in capital	2,230,457	2,237,512
Retained earnings	17,504	91,032
NET ASSETS	$2,322,076	$2,402,662
NET ASSET VALUE PER COMMON SHARE	$12.87	$13.31
________
* Derived from audited financial statements.

CYS INVESTMENTS, INC.
STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(In thousands, except per share numbers)	March 31, 2013	December 31, 2012
INVESTMENT INCOME
Interest income from Agency RMBS	$72,101	$78,852
Other income	1,000	727
Total investment income	73,101	79,579
EXPENSES:
Interest	15,031	16,378
Compensation and benefits	3,320	2,686
General, administrative and other	2,233	2,101
Total expenses	20,584	21,165
Net investment income	52,517	58,414
GAINS AND (LOSSES) FROM INVESTMENTS:
Net realized gain (loss) on investments	46,680	110,511
Net unrealized appreciation (depreciation) on investments	(125,491)	(206,505)
Net gain (loss) from investments	(78,811)	(95,994)
GAINS AND (LOSSES) FROM SWAP AND CAP CONTRACTS:
Net swap and cap interest income (expense)	(21,956)	(19,328)
Net gain (loss) on termination of swap and cap contracts	8,630	—
Net unrealized appreciation (depreciation) on swap and cap contracts	23,417	16,965
Net gain (loss) from swap and cap contracts	10,091	(2,363)
NET LOSS	$(16,203)	$(39,943)
DIVIDENDS ON PREFERRED STOCK	(1,453)	(1,452)
NET LOSS AVAILABLE TO COMMON SHARES	$(17,656)	$(41,395)
NET LOSS PER COMMON SHARE - BASIC & DILUTED	$(0.10)	$(0.24)

Core Earnings:
Core Earnings represents a non-GAAP financial measure and is defined as net income (loss) available to common shares excluding net gain (loss) from investments, net gain (loss) on termination of swap contracts and net unrealized appreciation (depreciation) on swap and cap contracts. In order to evaluate the effective yield of the portfolio, management uses Core Earnings to reflect the net investment income of our portfolio as adjusted to include the net swap and cap interest income (expense). Core Earnings allows management to isolate the interest income (expense) associated with our swaps and caps in order to monitor and project our borrowing costs and interest rate spread. In addition, management utilizes Core Earnings as a key metric in conjunction with other portfolio and market factors to determine the appropriate leverage and hedging ratios, as well as the overall structure of the portfolio.
The Company adopted Accounting Standards Codification (“ASC”) 946, Clarification of the Scope of Audit and Accounting Guide Investment Companies (“ASC 946”), prior to its deferral in February 2008, while most, if not all, other public companies that invest only in Agency RMBS have not adopted ASC 946. Under ASC 946, the Company uses financial reporting specified for investment companies, and accordingly, its investments are carried at fair value with changes in fair value included in earnings. Most other public companies that invest only in Agency RMBS include most changes in the fair value of their investments within other comprehensive income not in earnings. As a result, investors are not able to readily compare the Company’s results of operations to those of most of its competitors. The Company believes that the presentation of its Core Earnings is useful to investors because it provides a means to compare its Core Earnings to those of its peers. In addition, because Core Earnings isolates the net swap and cap interest income (expense) it provides investors with an additional metric to identify trends in the Company’s portfolio as they relate to the interest rate environment.
The primary limitation associated with Core Earnings as a measure of the Company’s financial performance over any period is that it excludes the effects of net realized gain (loss) from investments. In addition, the Company’s presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, which may use different calculations. As a result, Core Earnings should not be considered as a substitute for the Company’s GAAP net income (loss) as a measure of our financial performance or any measure of our liquidity under GAAP.

	Three Months Ended
(In thousands)	March 31, 2013	December 31, 2012
NET LOSS AVAILABLE TO COMMON SHARES	$(17,656)	$(41,395)
Net (gain) loss from investments	78,811	95,994
Net (gain) loss on termination of swap and cap contracts	(8,630)	—
Net unrealized (appreciation) depreciation on swap and cap contracts	(23,417)	(16,965)
Core Earnings	$29,108	$37,634